EXHIBIT 1

JOINT ACQUISITION STATEMENT

PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments and for the completeness and accuracy of the information concerning him or it contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED: August 17, 2016

ZACHARY J. SCHREIBER, individually; as managing member of PointState GP, as general partner of PointState; as managing member of PointState Holdings LLC, as general partner of SteelMill and PointState Fund; and as managing member of Conflux Holdings LLC, as general partner of Conflux.

By:	/s/ Zachary J. Schreiber
Name:	Zachary J. Schreiber